Exhibit 99.1

Ocean Power Technologies Receives $1 Million of Non-Dilutive Funding Through NJEDA Technology Business Tax Certificate Transfer Program

MONROE TOWNSHIP, N.J., May 12, 2021 – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced that it has received $1 million of non-dilutive funding through the New Jersey Economic Development Authority’s (NJEDA) Technology Business Tax Certificate Transfer Program.

Administered by the NJEDA and the New Jersey Department of the Treasury’s Division of Taxation, the Technology Business Tax Certificate Transfer Program enables companies to raise funding to finance their growth and operations. Under the program, New Jersey-based technology or biotechnology companies with fewer than 225 US employees may be eligible to sell net operating losses (NOLs) and research and development tax credits to unaffiliated corporations, up to a maximum lifetime benefit of $20 million per business.

“The NJEDA’s Technology Business Tax Certificate Transfer Program continues to make a meaningful impact on our ongoing commercial and development efforts. OPT has partnered with PSEG (Public Service Enterprise Group) for nearly ten years through the NJEDA program to sell our NOLs and research and development tax credits,” said Matthew T. Shafer, Chief Financial Officer of OPT. “We appreciate the support PSEG and the State of New Jersey continue to show technology companies like OPT and the opportunity they provide to help us grow.”

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com